Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

August 2011 Performance Update

The Frontier Fund Supplement Dated August 31, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 2 New

T H E     F R O N T I E R     F U N D ’ S     G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

August performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 New	August 31, 2011	August 31, 2011	NAV / Unit
	MTD	YTD
Frontier Diversified Series-2	-3.63%	-5.27%	$100.84
Frontier Long/Short Commodity Series-2a	-1.28%	11.13%	$134.66
Frontier Masters Series-2	0.41%	1.23%	$107.11

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of August 31, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(1,945,107.15)
Unrealized trading gain/(loss)			185,829.55
Less: commissions			(78,462.75)
Less: FCM fees			(128,168.01)
Foreign currency gain/(loss)			(13,324.27)
Interest income			92,717.81

Total Income			(1,886,514.82)

EXPENSES

Management fees			82,948.55
Incentive fees			251,927.84
Broker service fees			13,598.41

Total Expenses			348,474.80

Net Income (Loss)			$(2,234,989.62)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	584,377.24769	$61,150,879.95	104.64
Current month additions	18,769.15532	1,929,042.00
Current month redemptions	(11,156.21863)	(1,146,145.49)
Net Income (loss) for current month		(2,234,989.62)

Net Asset Value, end of current month	591,990.18438	$59,698,786.84	100.84

	Monthly rate of return		-3.63%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Diversified Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$1,237,844.81
Unrealized trading gain/(loss)			(1,305,510.78)
Less: commissions			(6,349.20)
Less: FCM fees			(20,298.49)
Foreign currency gain/(loss)			(218.38)
Interest income			17,337.93

Total Income			(77,194.11)

EXPENSES

Management fees			30,435.61
Incentive fees			4,467.98
Broker service fee			2,165.89

Total Expenses			37,069.48

Net Income (Loss)			$(114,263.59)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	69,106.92506	$9,426,923.74	136.41
Current month additions	4680.69082	623,761.00
Current month redemptions	(37.84236)	(5,000.00)
Net Income (loss) for current month		(114,263.59)

Net Asset Value, end of current month	73,749.77352	$9,931,421.15	134.66

	Monthly rate of return		-1.28%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Long/Short Commodity Series 2a

THE FRONTIER FUND MASTERS SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$637,483.15
Unrealized trading gain/(loss)			(402,908.10)
Less: commissions			(8,369.31)
Less: FCM fees			(43,143.76)
Foreign currency gain/(loss)			4,326.90
Interest income			37,278.91

Total Income			224,667.79

EXPENSES

Management fees			46,187.32
Incentive fees			88,818.73
Broker Service Fees			4,577.91

Total Expenses			139,583.96

Net Income (Loss)			$85,083.83

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	188,038.33046	$20,056,871.71	106.66
Current month additions	3,862.08477	411,000.00
Current month redemptions	(1,627.93348)	(173,794.23)
Net Income (loss) for current month		85,083.83

Net Asset Value, end of current month	190,272.48175	$20,379,161.31	107.11

	Monthly rate of return		0.41%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Masters Series 2